Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

- FUZEON® (enfuvirtide) Posts Strong Worldwide Sales Growth

- Collaboration Turns Profitable

MORRISVILLE, N.C. -- July 19, 2005 -- Trimeris, Inc. (Nasdaq: TRMS) today announced the first profitable quarter for the collaboration with Roche. This positive result was primarily driven by the growth in FUZEON sales.

Worldwide net sales of FUZEON were $53.9 million, up 48% from $36.4 million in the second quarter of 2004. All sales of FUZEON are recorded by Roche, Trimeris' collaborative partner.

Compared to the first quarter of 2005, second quarter worldwide sales of FUZEON were $53.9 million, up 27.0% from $42.5 million in the first quarter of 2005. Net sales of FUZEON in the U.S. and Canada were $25.2 million, up 8.2% from $23.3 million in the first quarter of 2005. Net sales of FUZEON outside the U.S. and Canada were $28.7 million, up 50.1% from $19.1 million in the first quarter of 2005.

Worldwide net sales of FUZEON for the six months ended June 30, 2005 were $96.4 million, up 57.5% from $61.2 million for the six months ended June 30, 2004. Net sales of FUZEON in the U.S. and Canada for the six months ended June 30, 2005 were $48.5 million, up 20% from $40.4 million for the six months ended June 30, 2004. Net sales of FUZEON outside the U.S. and Canada for the six months ended June 30, 2005 were $47.9 million, up 130.5% from $20.8 million for the six months ended June 30, 2004. These strong results reflect continued growth in the U.S and Canada and the launch of new markets outside of the U.S and Canada.

The Company reported a net loss for the second quarter of 2005 of $3.1 million, or ($0.14 per share), compared with a loss of $16.2 million, or ($0.75 per share) in the second quarter of 2004. For the six months ended June 30, 2005 the Company reported a net loss of $8.6 million, or ($0.39 per share), compared with a loss of $26.1 million, or ($1.21 per share) in the six months ended June 30, 2004. This improved result was primarily driven by the first profitable quarter for the collaboration, increases in royalty revenue and decreases in our operating expenses.

"The first quarter of profitability for the collaboration marks a significant milestone for Trimeris and we are particularly pleased with the expanded adoption and use of FUZEON in North America and our major markets worldwide, " said Steven D. Skolsky, Chief Executive Officer of Trimeris.

A live webcast of our conference call on July 19, 2005 at 5:00 p.m. Eastern Time will be available at http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Milestone revenue	$ 430	$ 534	$ 861	$ 1,060
Royalty revenue	2,642	1,109	4,403	1,910
Collaboration income (loss)*	1,313	(9,850)	1,277	(12,396)
Total revenue and collaboration income (loss)	4,385	(8,207)	6,541	(9,426)

Operating expenses:

Research and development:
Non-cash compensation**	99	(2)	208	(53)
Other research and development	5,050	5,382	10,397	11,682
Total research and development expense	5,149	5,380	10,605	11,629
General and administrative:
Non-cash compensation**	112	12	223	12
Other general and administrative	2,317	2,818	4,517	5,484
Total general and administrative expense	2,429	2,830	4,740	5,496

Total operating expenses	7,578	8,210	15,345	17,125

Operating loss	(3,193)	(16,417)	(8,804)	(26,551)
Other income (expense)
Interest income	318	199	590	460
Gain on sale of equipment	6	-	6	-
Interest expense	(185)	(2)	(368)	(5)
	139	197	228	455
Net loss	$ (3,054)	$ (16,220)	$(8,576)	$(26,096)

Basic and diluted net loss per share	$ (0.14)	$ (0.75)	$ (0.39)	$ (1.21)
Weighted average shares outstanding	21,727	21,610	21,719	21,596

* Collaboration income (loss) represents our share of the net operating income (loss) from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating income (loss) consists of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON. Selling and marketing expenses and other costs exceeded the gross margin from FUZEON sales in the three and six months ended June 30, 2004.

** Non-cash compensation is primarily comprised of amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to non-employees.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	June 30, 2005 (unaudited)	December 31, 2004
Assets
Cash, cash equivalents and investment securities available-for-sale	$ 43,100	$ 48,402
Other current assets	2,954	7,652
Total current assets	46,054	56,054
Property, furniture and equipment -- net	2,287	2,408
Total other assets	8,496	6,358
Total assets	$ 56,837	$ 64,820
Liabilities and Stockholders' Equity
Total current liabilities	$ 6,134	$ 6,850
Long term portion of deferred revenue	11,338	11,736
Accrued marketing costs	16,129	15,761
Other liabilities	524	127
Total liabilities	34,125	34,474

Total stockholders' equity	22,712	30,346
Total liabilities and stockholders' equity	$ 56,837	$ 64,820

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

Three Months Ended,
	June 30, 2005	March 31, 2005

United States and Canada	$ 25.2	$ 23.3
Rest of World	28.7	19.1
Worldwide Total	$ 53.9	$ 42.4

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